Exhibit 99.2

For release: May 6, 2005, 6:00 am EDT	Contact: Mark Rittenbaum

Greenbrier prices debt offering

     Lake Oswego, Oregon, May 6, 2005 — The Greenbrier Companies [NYSE:GBX] announced today that it has priced $175,000,000 of 8 3/8% senior unsecured notes due 2015 to be issued in a private placement transaction.. The transaction is expected to close May 11, 2005, subject to certain closing conditions, including the closing of the sale of 4,500,000 shares of our common stock. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration statements.

     The Greenbrier Companies (www.gbrx.com) headquartered in Lake Oswego, OR is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in the U.S., Canada, and Mexico and repairs and refurbishes freight cars or wheels at 15 locations across North America, with growing supply chain relationships in Asia. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 125,000 railcars in its leasing and services unit.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.